Registration No. 333-______

==============================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               --------------------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                                 THE SECURITIES ACT OF 1933
                                --------------------
                           CONSOLIDATED EDISON , INC.
               (Exact name of Registrant as specified in its charter)


               New York                           13-3965100
        (State of incorporation)        (I.R.S. Employer Identification No.)

                               4 Irving Place
                            New York, New York 10003
                              (212) 460-4600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


      JOAN S. FREILICH                    or             JOHN D. McMAHON, ESQ.
    Executive Vice Presidentand                          Senior Vice President
    Chief Financial Officer                                and General Counsel
                                 4 Irving Place
                            New York, New York 10003
                                 (212) 460-4600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.____

      If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box._X_

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ___

      If this Form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


                         CALCULATION OF REGISTRATION FEE

==============================================================================================

Title of Each Class   Amount to be  Proposed Maximum     Proposed Maximum         Amount of
 of Securities to      Registered       Offering             Aggregate         Registration Fee
  Be Registered                     Price Per Unit      Offering Price (1)
                                          (1)

----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
 Common Shares        4,000,000         $41.71           $166,840,000           $15,349
 ($.10 par value)      shares(1)
==============================================================================================

(1) Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee based on the average of the high and low prices on March 5, 2002 for Common Shares ($.10 par value) of Consolidated Edison, Inc. ("Con Edison"), as reported in the consolidated reporting system.

Prospectus dated March 12, 2002


                            CONSOLIDATED EDISON, INC.
                   Automatic Dividend Reinvestment and Cash Payment Plan
                    4,000,000 Common Shares ($.10 par value)

------------------------------------------------------------------------------
 If you already participate in the Plan, you need take no action to continue participation in the Plan under the terms described in this prospectus.
------------------------------------------------------------------------------

We are Consolidated Edison, Inc., a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Our core business is energy distribution and we are also pursuing related growth opportunities in competitive businesses. Our common stock (trading symbol: ED) trades on the New York Stock Exchange ("NYSE").

This prospectus describes our Automatic Dividend Reinvestment and Cash Payment Plan. Holders of record of 50 or more shares of our common stock may join the Plan. A participant may buy additional shares with the dividends that we pay on shares the participant already owns and any optional cash payments (minimum:
$100 per payment; maximum: $100,000 per year) that the participant makes. There are no charges for dividend reinvestment under the Plan. A $2 transaction fee applies for each cash payment.

The Bank of New York administers the Plan, buys, sells and holds shares of our common stock for participants and maintains an account for each participant to record Plan transactions.

If you have any questions about your participation in the Plan, contact the Bank at the mail or Internet addresses or telephone number shown on the back cover.

We tell the Bank whether to buy shares directly from us or from others, and the price of shares to participants depends upon the source:

- if the shares are bought directly from us, the share price is the average of the high and low prices at which our common stock was sold on the previous business day as published in The Wall Street Journal reports of the NYSE Composite Transactions.

- if the shares are bought from others, the share price is the average price paid by the Bank to purchase shares with dividends paid on the same date or cash payments received during the same week.

We have made certain changes to the Plan, effective the date of this prospectus, including increasing the limitation on cash payments to $100,000 per year and permitting the payments to be made by monthly electronic funds transfer from a participant's designated bank account, increasing the service charge to $10 for sales (the $.10 per share charge for sales was not increased) and establishing a $25 charge for any cash payments that cannot be collected due to insufficient funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our common stock, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     We have not authorized any person to give any information not contained in this prospectus. You must not rely upon any unauthorized information. The information in this prospectus is correct as of the date of this prospectus, and after that date there may be changes in the information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction where it is unlawful.


                                TABLE OF CONTENTS


Consolidated Edison, Inc...................................3
Use of Proceeds............................................3
Description of the Plan....................................3
  Purpose..................................................4
  Advantages...............................................4
  Administration...........................................5
  Participation............................................6
  Purchases................................................8
  Safekeeping.............................................10
  Transfers, Withdrawals and Sales........................11
  Stock Dividends, Stock Splits
    Or Rights Offerings...................................13
  Reports to Participants.................................14
  Voting of Common Stock..................................14
  Foreign Shareholders....................................15
  Suspension, Modification or
    Termination of the Plan...............................15
  Our Responsibility......................................15
Federal Income Tax Information............................16
Legal Matters.............................................17
Experts...................................................17
Indemnification...........................................17
Where You Can Get More Information........................18

                            CONSOLIDATED EDISON, INC.

We are Consolidated Edison, Inc., a holding company that provides a wide range of energy-related services to its customers through its regulated and unregulated subsidiaries. Our core business is energy distribution and we are also pursuing related growth opportunities in competitive businesses (Telephone
No.: 212-460-4600). See "Where You Can Get More Information," below.

Our principal subsidiary is Consolidated Edison Company of New York, Inc., a regulated utility that provides electric service to over 3.1 million customers and gas service to over 1.1 million customers in New York City and Westchester County. It also provides steam service in parts of Manhattan.

We also own Orange and Rockland Utilities, Inc., a regulated utility that, along with its regulated utility subsidiaries, provides electric service to over 280,000 customers and gas service to over 120,000 customers in southeastern New York and in adjacent sections of New Jersey and northeastern Pennsylvania.


                                 USE OF PROCEEDS

We tell the Bank of New York whether to buy shares for the Plan directly from us or from others. The net proceeds to be received by us when the Bank buys shares from us will be used for our general corporate purposes. We will not receive any proceeds when the Bank buys shares from others.

                             DESCRIPTION OF THE PLAN

The question and answer presentation that follows constitutes the Plan.

PURPOSE

1.          What is the purpose of the Plan?

The primary purpose of the Plan is to provide participants with a convenient way of buying additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds when the shares bought by the Bank of New York for participants are bought directly from us.


ADVANTAGES

2.          What are some of the advantages of the Plan?

      o     No brokerage commissions to buy shares

      o     Convenient, automatic reinvestment of cash dividends

      o Optional cash payments of up to $100,000 in any calendar year are permitted, which may be made by convenient monthly electronic funds transfer

      o Efficient investment because fractions of shares are credited to a participant's Plan account (as well as whole shares) earning dividends proportionate to those earned on whole shares

      o     Share certificates may be deposited with the Bank for safekeeping

3.          Are there any expenses for participants?

Participants pay a $2 transaction fee for each optional cash payment and a service charge of $10 plus a $.10 per share charge for sales. In addition, there is a $25 charge for any cash payments that cannot be collected due to insufficient funds. (See Question 13). There are no other charges by us or the Bank. Participants may, however, be subject to taxes under certain circumstances. (See "Federal Income Tax Information" below.)

ADMINISTRATION

4.    Who administers the Plan?

We have appointed the Bank of New York to administer the Plan. The Bank maintains an account for each participant to record transactions under the Plan, sends statements of account to participants, and performs the other duties necessary for the administration of the Plan. The Bank also buys and sells shares and holds share certificates for Plan participants. (See Questions 5 and 6.) If you have any questions about your participation in the Plan, contact the Bank at the mail or Internet addresses or telephone number shown on the back cover of this prospectus.

A participant who changes his or her address should notify the Bank. If the Bank does not know a participant's current address and certain other conditions exist, the shares on which dividends are invested for the participant will be deemed abandoned and ownership of the shares will be transferred to the state of the participant's address as last shown on the Bank's records. To regain the shares, the participant would need to comply with that state's procedures.

The Bank of New York is the transfer and paying agent for our common stock. From time to time, in the ordinary course of business, the Bank or it affiliates have engaged, and may in the future engage, in commercial banking transactions with us or our affiliates.

5.          Who purchases and sells shares for Plan participants?

We have appointed the Bank of New York as the independent agent to buy and sell shares for participants under the Plan. We tell the Bank whether to buy shares directly from us or from others, and the Bank may select BNY ESI & Co., a wholly owned subsidiary of the Bank, or any other broker to execute purchases from others or sales. Without notice to participants, we may appoint a bank or trust company or a broker-dealer registered under the Securities Exchange Act of 1934 that is not affiliated with us to replace the Bank as the independent agent.

6.          Who will hold share certificates?

We have appointed the Bank of New York as the custodian to hold the certificates for shares of our common stock purchased for participants or deposited by participants for safekeeping under the Plan. (See Question 15.) The certificates held by the custodian under the Plan will be registered in the Bank's name or that of its nominee. Without notice to participants, we may appoint a bank or trust company that is not affiliated with us to replace the Bank as the custodian. A participant may withdraw the shares that the Bank is holding for the participant under the Plan. (See Question 18.)

 PARTICIPATION

7.          Who is eligible to join the Plan?

Holders of record of 50 or more shares of our common stock are eligible to join the Plan. You are a holder of record of shares if the certificates for the shares are registered in your name.

If your shares are registered in a name other than your own (such as a bank or a broker) you may become eligible to participate by having the holder of record transfer the registration of the shares to your name. Alternatively, you may be able to make arrangements with the holder of record for the holder of record to participate in the Plan on your behalf. Any related charges of the holder of record will be your responsibility.

Holders of record who are citizens or residents of a country other than the United States of America, its territories and possessions, are not eligible to participate in the Plan unless participation in the Plan would not violate any local laws of such country applicable to us or the holder.

8.          How does an eligible shareholder join the Plan?

Eligible shareholders may join the Plan by submitting a completed and signed authorization form to the Bank of New York. Authorization forms may be obtained from the Bank. The Bank's mail and Internet addresses and telephone number are shown on the back cover of this prospectus.

A shareholder who is participating in the Plan as of the date of this prospectus will automatically continue to participate in the Plan on the terms described in this prospectus, unless and until the shareholder submits to the Bank a written request to terminate participation in the Plan and to transfer, withdraw or sell all shares in the participant's Plan account.

9.          What does the Authorization Form provide?

A participant's authorization form authorizes the purchase under the Plan of additional shares of our common stock for the participant with:

      o all cash dividends paid by us on shares held for a participant by the Bank under the Plan;

      o unless otherwise specified on the authorization form, all cash dividends paid by us on all shares of our common stock held of record by the participant; and

      o      cash payments submitted by the participant.

A participant that joined the Plan prior to February 1, 1999 (in lieu of reinvesting the dividends on all shares held of record by the participant) may specify on his or her authorization form the number of shares held of record by the participant on which dividends are authorized to be reinvested. Subsequent increases or decreases in the number of shares held of record by the participant will not affect the number specified unless the number of shares held of record by the participant falls below the number specified, in which case, the dividends on all shares held of record by the participant will be invested until such time, if any, that the number of shares held of record by the participant increases to the number specified originally.

A participant that joined the Plan on or after February 1, 1999 (in lieu of reinvesting the dividends on all shares held of record by the participant) may specify on his or her authorization form a number of shares, not less than 50 shares, held of record by the participant on which dividends are authorized to be reinvested. Subsequent increases or decreases in the number of shares held of record by the participant will not affect the number specified unless (1) the number of shares held of record by the participant falls below the number specified, in which case the dividends on all shares held of record by the participant will be invested until such time, if any, that the number of shares held of record by the participant increases to the number specified originally, or (2) the number of the participant's shares of our common stock (whether held of record by the participant or held for the participant by the Bank under the
Plan) on which dividends are reinvested is below 50 shares at any time, in which case the participation of the participant in the Plan will be terminated and the participant's Plan account will be distributed in the same manner as if the participant had requested to sell all shares from the account. (See Question 19.)

A participant who wishes to change the number of shares of our common stock held of record by the participant on which dividends will be reinvested, should submit a new authorization form to the Bank. If the new authorization form is received by the Bank on or before the record date established for payment of a particular dividend, the new authorization form will be effective for that dividend. (See Question 12.)

10. Are there any restrictions on the amount a participant may invest under the Plan?

Yes. While there is no restriction on the amount of cash dividends that a participant may invest under the Plan, optional cash payments are limited. Any cash payments submitted by a participant may not be less than $100 per payment nor more than $100,000 in any calendar year.

PURCHASES

11.         What is the source of the shares purchased under the Plan?

We tell the Bank of New York whether to buy the shares directly from us or from others. The price of shares to participants depends on the source. (See Question 14.) We may change the source not more than once in any three-month period. The statement of account sent by the Bank to participants after purchases will indicate the source.

Shares bought directly from us will either be authorized but previously unissued shares or treasury shares held by us or our subsidiaries.

Shares bought from others may be purchased, in one or more transactions, on any securities exchange on which shares of our common stock are traded, in the over-the-counter market or in negotiated transactions with parties not affiliated with us, at current market prices and on such terms as the Bank may determine to be in the best interests of the participants. Brokerage commissions that we pay when the Bank buys shares from others are considered income to the participant. (See "Federal Income Tax Information" below.)

12.         How are cash dividends reinvested under the Plan?

If a participant's authorization form is received by the Bank of New York on or before the record date established for payment of a particular dividend, reinvestment of dividends for that participant will begin with that dividend payment. If the authorization form is received by the Bank after the record date for a particular dividend, that dividend will be paid in cash and reinvestment of dividends will commence with the following dividend payment. The dividend record date on our common stock is ordinarily about one month prior to the dividend payment date. Cash dividends on our common stock have historically been paid on the 15th day of March, June, September and December.

Cash dividends will be invested not more than 5 business days after the dividend is paid; no interest will be paid to participants on dividends held pending investment.

The number of shares to be added to a participant's Plan account with respect to a particular dividend payment will be determined by dividing the amount of the cash dividends being invested on behalf of the participant by the price of the shares, including fractions of a share computed to four decimal places. (See Question 14.)

If a participant has not certified to the Bank that the participant is not subject to Federal income tax backup withholding and that the participant's taxpayer identification number is correct, a tax on the dividends paid on the participant's shares will be withheld and submitted to the Internal Revenue Service. For such participants, the amount reinvested will equal the dividend payment less the withholding tax. Currently, the backup withholding tax rate is 30% for 2002 and 2003. After December 31, 2003, the backup withholding tax rate will be 29%. A form for use by participants in making the required certification may be obtained from the Bank. The Bank's mail and Internet addresses and telephone number are shown on the back cover of this prospectus.

13.         How are cash payments invested under the Plan?

A participant may make cash payments of not less than $100 per payment nor more than $100,000 in any calendar year. A cash payment may be made upon enrollment in the Plan. A participant also may make a cash payment by submitting to the Bank of New York a check or money order payable to the Bank along with written instructions to use the payment to purchase shares of our common stock for a participant's Plan account. A form for use in making cash payments will be attached to the statements of account sent by the Bank to participants.

In addition, a participant may contact The Bank of New York to arrange for cash payments to be submitted by the participant to the Bank by monthly electronic funds transfer from the participant's designated account at any qualified financial institution that participates in the Automated Clearing House. Fund transfers are made on the 25th day of each month, or if such date is not a business day, on the preceding business day. Fund transfers for a participant will continue until you notify The Bank of New York to change or discontinue them. You must notify The Bank of New York at least seven business days prior to the date of the fund transfer for any change to be effective.

Cash payments will be invested weekly by the Bank; no interest will be paid to participants on cash payments held pending investment. There is no obligation to make a cash payment.

The number of shares to be added to a participant's Plan account with respect to a cash payment will be determined by dividing the cash payment by the price of the shares, including fractions of a share computed to four decimal places. (See Question 14.)

If a cash payment submitted by a participant cannot be collected by the Bank of New York due to insufficient funds, the participant will be charged $25. In addition, shares in the participant's Plan account will be sold to the extent necessary to pay the $25 charge, the sales charges related to the sale (see Question 3) and to reimburse the Bank for any amounts expended to purchase shares that were added to the participant's account in connection with the payment.

14. What will be the price to participants for shares purchased under the Plan?

The price to participants for shares of our common stock bought by the Bank of New York under the Plan will depend on the source of the shares. (See Question 11.) Neither we nor the Bank can guarantee that the shares will be purchased at any particular price.

If the shares are bought directly from us, the share price to participants is the average of the high and low prices at which our common stock was sold on the previous business day as published in The Wall Street Journal reports of the NYSE Composite Transactions. If The Wall Street Journal for any reason does not report such prices, the share price to participants will be the average of the high and low prices at which our common stock was sold on the last day preceding day on which our common stock was traded.

If the shares are bought from others, the share price is the average price paid by the Bank to purchase shares with dividends paid on the same date or cash payments received during the same week, as the case may be.

SAFEKEEPING

15. Can shares not purchased under the Plan be deposited for safekeeping?

A participant may deposit for safekeeping by the Bank of New York shares of our common stock that were not purchased under the Plan, provided that the certificates for the shares to be deposited are registered in the participant's name, or if such certificates are registered in another name, the participant has satisfied the requirements for transfer of such certificates. (See Question 17.) Participants depositing shares for safekeeping, should deliver the unendorsed share certificates, along with a letter requesting safekeeping, to the Bank at the following address:

                              The Bank of New York
                         Receive and Deliver Department
                                 P. O. Box 11002
                              Church Street Station
                             New York, NY 10286-1002

Registration of the shares deposited for safekeeping will be transferred to the name of the Bank or that of its nominee and credited to the participant's Plan account. Shares deposited by a participant will be treated in the same manner as shares purchased under the Plan by the participant, and all cash dividends on the deposited shares will be used to purchase additional shares for the participant.

TRANSFERS, WITHDRAWALS AND SALES

16. How do transfers, withdrawals and sales affect participation in the Plan?

Transfers, withdrawals and sales of shares held for a participant by the Bank of New York reduce the number of shares in the participant's Plan account but, except as described in the next paragraph, do not otherwise affect participation in the Plan. Unless the participant submits to the Bank a written request to terminate participation in the Plan, cash dividends on any shares remaining in the participant's Plan account and any cash payments submitted by the participant will continue to be used to purchase shares and cash dividends on any shares of our common stock held of record by the participant (including any shares withdrawn by the participant) will continue to be reinvested in accordance with the participant's most recent authorization form. (See Question 9.) A form for use in terminating participation will be attached to the statements of account sent by the Bank to participants.

If a participant joined the Plan on or after February 1, 1999 and following a transfer, withdrawal or sale will have less than 50 shares on which dividends are reinvested (whether held of record by the participant or held for the participant by the Bank under the Plan), the participation of the participant in the Plan will be terminated and the shares remaining in the participant's Plan account will be distributed in the same manner as if the participant had requested to sell all shares from the account. (See Question 19.)

Sales or transfers of shares will be subject to any applicable transfer or withholding taxes (See "Federal Income Tax Information" below) and the appropriate fees will be deducted to cover processing costs for the sale of shares.


17.     How does a participant transfer shares held under the Plan ?

A participant may transfer ownership of shares held for the participant by the Bank of New York under the Plan to another participant or, provided the person is eligible to join the Plan (see Question 7), to a person that wants to join the Plan. To effect the transfer, the Bank will transfer shares from the participant's Plan account and to the transferee's Plan account. The transferor and transferee will each receive a statement showing the number of shares transferred. The transferred shares will be treated in the same manner as if purchased under the Plan by the transferee, and all cash dividends on the transferred shares will be used to purchase additional shares under the Plan.

A participant may also transfer ownership of whole shares in the participant's Plan account to a person that is not eligible to join the Plan or does not want the shares to be held by the Bank provided that the participant also requests to withdraw the shares. (See Question 18.) To effect the transfer, the Bank will transfer shares from the participant's Plan account and deliver certificates for the shares to the transferee.

No transfer will be made unless and until the participant has complied with all applicable requirements.

To transfer shares, a participant must submit to the Bank an assignment of the shares in form and substance satisfactory to the Bank. The transfer will be subject to the same requirements as applicable to the transfer of securities generally, including the requirement of a medallion signature guarantee. A form of assignment and further information about current transfer requirements may be obtained from the Bank. The Bank's mail and Internet addresses and telephone number are shown on the back cover of this prospectus.

18.          How does a participant withdraw shares held under the Plan?

A participant may withdraw certificates for any number of whole shares held for the participant by the Bank of New York under the Plan by submitting to the Bank a written request to withdraw the shares. Certificates for fractions of shares will not be issued under any circumstances. A form for use in withdrawing shares will be attached to the statements of account sent by the Bank to participants.

If a participant requests to withdraw all shares held for the participant by the Bank under the Plan, The Bank will send the participant certificates for the whole shares in the participant's Plan account and will sell any fraction of a share in the same manner as if the participant had requested shares to be sold. (See Question 19.)

Unless a transfer is also requested by a participant, certificates for shares withdrawn by the participant will be issued in the name in which the participant's Plan account is maintained. (See Question 17.)

Shares held for a participant under the Plan may not be pledged. A participant who wishes to pledge shares held under the Plan must first withdraw the shares.

19.     How does a participant sell shares held under the Plan?

A participant may sell all shares or a specified number, not less than 100, of shares of our common stock held for the participant by the Bank of New York under the Plan by submitting to the Bank a written request to sell the shares. A form for use in selling shares will be attached to the statements of account the Bank will send to participants.

As with purchases, the Bank aggregates all sales requests and then sells the total number of shares on the open market through BNY ESI & CO. These shares are sold at least weekly, and depending on volume, as frequently as daily. The aggregate net proceeds of each sale will be allocated among each selling participant based on the number of shares sold that are attributable to the participant and the average sales prices, commission and transfer tax. The payment to a participant may also be subject to the Federal backup withholding tax.

Neither we nor the Bank can guarantee that shares will be sold on any specific day or at any specific price.

The market price of our common stock will vary, and could fall during the period between a participant's submitting his or her request to sell stock in the participant's Plan account and the sale of the common stock. A participant who wants more control over the price and timing of the sale should withdraw the shares to be sold from his or her Plan account (See Question 18) and then sell the shares through his or her broker.


STOCK DIVIDENDS, STOCK SPLITS OR RIGHTS OFFERINGS

20.     What happens to stock dividends, stock splits and stock rights?

Any stock dividends or split shares distributed by us on shares on which dividends are reinvested for a participant under the Plan will be added to the participant's Plan account, and all cash dividends on the new shares will be used to purchase additional shares for the participant. No certificate for the new shares will be issued unless the participant requests to withdraw shares held for the participant under the Plan. (See Question 18.)

In the event of a rights offering, the Bank of New York will promptly sell all rights attributable to shares held under the Plan and invest the proceeds in shares of our common stock for participants in the same manner as in the case of investment of cash payments. (See Question 13.) The number of shares to be added to a participant's Plan account will be determined by dividing the net proceeds from the sale of rights attributable to shares in the account by the price of the shares purchased. (See Question 14.) A participant who wishes to exercise the rights should withdraw shares held for the participant under the Plan in advance of the record date for the rights offering. (See Question 18.)

REPORTS TO PARTICIPANTS

21.    How will a participant be informed about the participant's Plan account?

Following each purchase of shares under the Plan for a participant, the Bank of New York will mail a statement of account to the participant. A participant will also receive a statement following any sale, withdrawal, transfer, or deposit for safekeeping of shares under the Plan by the participant.

You will receive each quarter a statement showing the amount invested; the purchase price; the number of shares purchased, deposited, sold, transferred, or withdrawn; the total number of shares accumulated; and other information.

All notices, statements and reports will be addressed to you at the latest address on record with the Bank. Address changes may be made in writing or by telephone but must be received before the record date for a dividend check and quarterly information to be mailed to the new address.

Participants should retain these statements for income tax and other purposes.


VOTING OF COMMON STOCK

22.      How will the shares held under the Plan be voted?

Each participant will receive a proxy statement and a form of proxy which will cover all shares of our common stock held by the participant of record and all shares held for the participant by the Bank of New York under the Plan. These shares will be voted only in accordance with the instructions of the participant.

FOREIGN SHAREHOLDERS

23.       How will the Plan apply to foreign shareholders?

In the case of foreign participants who have their dividends reinvested and whose dividends are subject to Federal income tax withholding, the amount reinvested will equal the dividends less the tax withheld. Cash payments received by the Bank from foreign participants will be invested in the same manner as cash payments from other participants. (See Question 13.) All cash payments must be in United States dollars.


SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

24.       May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, the shares in each participant's Plan account will be distributed in the same manner as if the participant had requested to withdraw all shares from the account. (See Question 18.)


OUR RESPONSIBILITY

25.      What is our responsibility under the Plan?

We will not be liable for any act done in good faith or for any good faith omission to act.

                     FEDERAL INCOME TAX INFORMATION

A participant will be treated for Federal income tax purposes as having received, on the dividend payment date, the dividends used by the Bank of New York to purchase shares of our common stock for the participant. This dividend is includible in the participant's gross income, even though the participant does not receive the dividend in cash. In addition, if the shares are purchased by the Bank from someone other than us, a participant will be deemed to have received, on the purchase date, additional income equal to any brokerage charges that we pay for the purchase. The Bank, as required, will report the dividends and additional income to the Internal Revenue Service.

A participant will not realize any taxable income solely by reason of transferring or withdrawing shares held under the Plan, unless all shares in the participant's Plan account are withdrawn, in which event a participant will realize a gain or loss on any fractional share sold. More generally, gain or loss may be realized by a shareholder whenever shares of stock are sold or otherwise transferred by the shareholder. The amount of such gain or loss will be the difference between the amount which the shareholder receives for the shares and the tax basis of shares. The tax basis of shares of our common stock purchased pursuant to the Plan as presently constituted will generally be the cost (including any brokerage charges or transaction fee) as shown in the statements of account sent by the Bank to participants. The Bank, as required, will report the sale of any shares from a participant's Plan account to the Internal Revenue Service.

Dividends reinvested under the Plan during 1982 and 1983 were invested in newly-issued "qualified common stock" and were eligible for special Federal income tax treatment. An individual shareholder who chose to receive dividends in the form of shares of common stock under the Plan during 1982 and 1983 could have elected to exclude a portion of such dividends from Federal income tax. Common stock acquired by a participant who so elected has a zero tax basis and remains subject to special Federal income tax rules.

Payments to a participant will be subject to a withholding tax if the participant fails to certify to the Bank that the participant is not subject to Federal income tax backup withholding or fails to provide the Bank with the participant's correct taxpayer identification number on Form W-9. Currently, the backup withholding tax rate is 30% for 2002 and 2003. After December 31, 2003, the backup withholding tax rate will be 29%.

The above discussion of Federal income tax consequences is general in nature and should not be relied upon as tax advice. Participants seeking tax advice regarding the Plan should consult with their own tax adviser.

                                  LEGAL MATTERS

The validity of the debt securities and certain other related legal matters will be passed upon for Con Edison by Peter A. Irwin, Esq., Vice President of Legal Services of our principal subsidiary, Consolidated Edison Company of New York, Inc.


                                     EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K, dated March 8, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

As permitted by the Business Corporation Law of the State of New York, we indemnify, limit the liability of and insure our directors and officers for claims against them unless their actions were in bad faith or the results of active and deliberate dishonesty and were material to the claim, they personally gained in fact a financial profit or other advantage to which they were not legally entitled or in certain other cases. Our certificate of incorporation provides that, except to the extent limitation of liability or indemnification is not permitted by applicable law: (1) none of our directors or officers shall be liable to us or any of our shareholders for damages for any breach of their duty as directors or officers, and (2) we shall fully indemnify any person made, or threatened to be made a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or on behalf of us or any other enterprise, by reason of the fact that the person is or was one of our directors or officers, or is or was serving at our request any other enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof. We have insurance to indemnify us if we indemnify our directors and officers and to indemnify our directors and officers for claims for which they are not indemnified by us. We also insure our directors and officers against certain liabilities that could arise in connection with administration of our employee benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       WHERE YOU CAN GET MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any information that we file with the Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Our filings are also available at the Internet site maintained by the SEC (http://www.sec.gov).

We have filed a Registration Statement on Form S-3 to register with the Commission the shares of our common stock being offered pursuant to this prospectus. This prospectus is part of that Registration Statement. As permitted by the Commission's, this prospectus does not contain all the information you can find in the Registration Statement or in its exhibits.

The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the commission. The information incorporated by reference is legally deemed to be part of this prospectus, except for any information superseded by information in this prospectus or information that is subsequently incorporated by reference in this prospectus.

The following documents, which we filed with the Commission (File No. 1-14514), are incorporated by reference in this prospectus:

      o     Annual Report on Form 10-K for the year ended December 31, 2000;

      o Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 June 30, 2001 and September 30, 2001; and

      o Con Edison's Current Reports on Form 8-K, dated September 17, 2001, October 18, 2001 and March 8, 2002.

We are incorporating by reference into this prospectus the following documents that we have filed with the Commission and any subsequent filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the debt securities described in this prospectus is completed, provided, however, that we are not incorporating any information furnished under Item 9 of any Current Report on Form 8-K.

If you ask the Bank, we will provide you, without charge, a copy of any or all of the documents incorporated by reference in this prospectus. The Bank's mail and Internet addresses and telephone number are shown on the back cover of this prospectus.

                                      LOGO


                   CONSOLIDATED EDISON, INC.AUTOMATIC DIVIDEND
                       REINVESTMENT AND CASH PAYMENT PLAN

                                 ---------------

                                   PROSPECTUS

                                 ---------------

                        The Plan is administered by, and
                        all inquiries should be directed
                                       to:

                              THE BANK OF NEW YORK
                          INVESTOR RELATIONS DEPARTMENT
                                 P.O. Box 11258
                              Church Street Station
                             New York, NY 10286-1258
                                  800-522-5522

                                Internet Address:
                            http://stock.bankofny.com

                                 March 12, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

            Expenses payable by Registrant for the sale of the Securities are estimated as follows:

Securities and Exchange Commission
  registration fee.........................................   $15,000.00
Printing and engraving.....................................    35,000.00
Services of Independent Accountants........................    10,000.00
Fees and expenses of Transfer Agent .......................    10,000.00
Miscellaneous..............................................    30,000.00

  Total....................................................  $100,000.00

---------------


Item 15. Indemnification of Directors and Officers.

Reference is made to the discussion under the heading "Indemnification" on page 16 of the prospectus filed herewith.

Item 16. List of Exhibits.

3.1 Restated Certificate of Incorporation of Consolidated Edison, Inc. ("CEI")(Incorporated by reference to the Registration Statement on Form S-4 of CEI (No. 333-39164) as Exhibit 3.1).

3.2 By Laws of CEI, effective as of June 23, 1998. (Incorporated by reference to Exhibit 3.2.1 on Form 10-Q for the quarterly period ended June 30, 1998.)

5 Consent of Peter A. Irwin, Esq., Vice President of Legal Services of Consolidated Edison Company of New York, Inc.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Peter A. Irwin, Esq., Vice President of Legal Services of Consolidated Edison Company of New York, Inc.
          (included as part of Exhibit 5).

24        Powers of Attorney.

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 12th day of March, 2002.

                  Consolidated Edison, Inc.

                                    By    Joan S. Freilich
                                          Joan S. Freilich
                                          Executive Vice President and
                                          Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Name                     Title
Eugene R. McGrath*            Chairman of the Board of Directors,
                              President and Chief Executive Officer and
                              Director (Principal Executive Officer)
Joan S. Freilich*             Executive Vice President and Chief
                              Financial Officer and Director
                             (Principal Financial Officer)
Edward J. Rasmussen*          Vice President and Controller
                             (Principal Accounting Officer)
George Campbell, Jr.*         Director
Vincent A. Calarco*           Director
E. Virgil Conway*             Director
Gordon J. Davis*              Director
Michael J. DelGiudice*        Director
Ellen V. Futter*              Director
Sally Hernandez-Pinero*       Director
Peter W. Likins*              Director
George W. Sarney*             Director
Richard A. Voell*             Director
Stephen R. Volk*              Director
---------------
* Joan S. Freilich, pursuant to Powers of Attorney (executed by each of the officers and Directors listed above, and filed as Exhibit 24 hereto), by signing her name hereto does hereby sign and execute this Registration Statement on behalf of each of the officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

                                            /s/ Joan S. Freilich
March 12, 2002                                  Joan S. Freilich

                                INDEX TO EXHIBITS

EXHIBIT                       DESCRIPTION


3.1 Restated Certificate of Incorporation of Consolidated Edison, Inc. ("CEI")(Incorporated by reference to the Registration Statement on Form S-4 of CEI (No. 333-39164) as Exhibit 3.1).

3.2 By Laws of CEI, effective as of June 23, 1998. (Incorporated by reference to Exhibit 3.2.1 on Form 10-Q for the quarterly period ended June 30, 1998.)

5 Consent of Peter A. Irwin, Esq., Vice President of Legal Services of Consolidated Edison Company of New York, Inc.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Peter A. Irwin, Esq., Vice President of Legal Services of Consolidated Edison Company of New York, Inc.
          (included as part of Exhibit 5).

24        Powers of Attorney.